Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Offering Statement on Form 1-A of our report dated June 27, 2024, relating to the consolidated financial statements of Aethlon Medical, Inc. for the year ended March 31, 2024, which appears in such Offering Statement. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/Baker Tilly US, LLP

San Diego, California

December 27, 2024